Exhibit 99.1

SOLARWINDS ACQUIRES CONFIO SOFTWARE, FURTHER EXTENDING TECHNOLOGY MANAGEMENT CAPABILITIES FOR IT PROFESSIONALS
Acquisition adds Award-winning Database Performance Solutions to the SolarWinds Product Portfolio
AUSTIN, Texas - October 7, 2013 - SolarWinds® (NYSE: SWI), an IT management leader serving over 150,000 customers worldwide including small to medium sized businesses and 425 of the Fortune 500 companies, today announced that it has acquired privately held Confio® Software, the makers of the award-winning Ignite database performance management software. SolarWinds acquired Confio, which is headquartered in Boulder, CO, for $103 million in cash.
Confio’s award winning products are used in 40% of the Fortune® 50 enterprises.  As one of the fastest growing database performance solution companies for the past two years, Confio has earned recognition on the Inc.® 500/5000 and Deloitte® Technology Fast 500 lists.  The company was also recently named 2013 Top Company by ColoradoBiz® in the software category.
“In 2011, SolarWinds embarked on a strategic initiative to extend our product portfolio to address the specific needs of today’s systems administrators. The addition of Confio to the SolarWinds family provides a critical element to round out our product portfolio in support of this initiative, ” said Kevin Thompson, SolarWinds’ President and CEO.

“Like SolarWinds, the Confio team, led by Matt Larson, has built a reputation for delivering easy to use, purpose-built products to support IT teams as they respond to the rapidly-evolving technology and data needs of their businesses. We look forward to welcoming Confio into the SolarWinds family. We believe that the strength of the Confio product and the similarities of our respective sales and marketing models will allow these products to slide right into our sales and marketing engine, and SolarWinds’ brand momentum will allow us to accelerate the growth of Confio Ignite® database management product in the IT market.”

Overview:

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Fundamental changes in technology delivery and processes, along with end-users’ expectations for always on, always-available applications and services, combine to put tremendous pressure on IT organizations to change how applications are developed and managed.

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The advent of Big Data, virtual and Cloud-based services, and agile development processes put databases at the core of business performance, and these changes are forcing teams that develop, deploy and operate database systems to respond with faster service at a lower cost.

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Given the importance of databases to the levels of service that IT organizations are expected to deliver, SolarWinds believes that a significant opportunity exists to deliver an expanded IT infrastructure management portfolio integrated with robust, heterogeneous database performance management.

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Confio is an industry-recognized leader in database performance solutions that speed application time-to-market and IT service delivery by improving database performance on traditional and virtual servers. The company was founded in 2004 and has more than 1,200 customers worldwide.

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Confio’s flagship product, Confio Ignite improves software development and service delivery for systems based on Microsoft SQL Server, Oracle, IBM DB2 and SAP Sybase databases, running on VMware virtual servers as well as physical servers.

•	Confio Ignite will continue to be available from www.confio.com. The companies plan to share additional details regarding future product direction, branding, and integration later in the year.

Conference Call:

In support of this announcement, SolarWinds will host a 30 minute conference call to provide an overview of Confio, its products and their fit within the SolarWinds model on Monday, October 7 at 4:15 p.m. CT. Due to quiet period restrictions, management will not discuss SolarWinds’ financial results for the third quarter of 2013. The domestic dial-in number for the call is 1-800-768-6563; international participants can dial +1 785-830-7991 to access the call. Please dial in 5-10 minutes before the scheduled start time. A live webcast of the call will be available on the SolarWinds Investor Relations website at ir.solarwinds.com. A replay of the webcast will be available on a temporary basis shortly after the event at the same location.

For more information on SolarWinds and SolarWinds’ IT management solutions, please visit www.solarwinds.com.
For more information on Confio’s database performance management solutions, visit www.confio.com.
Forward-Looking Statements
This press release contains "forward-looking" statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the ability of the Confio products to integrate into the SolarWinds marketing and sales engine, the potential acceleration of the growth of Confio’s Ignite database management product in the IT market as a result of the SolarWinds brand and the existing opportunity to deliver an expanded IT infrastructure management portfolio integrated with robust, heterogeneous database performance management. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “will,””believes,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (b) the inability to increase sales to existing customers and to attract new customers; (c) SolarWinds’ failure to integrate acquired businesses and any future acquisitions successfully; (d) the inability to expand sales operations effectively, (e) the timing and success of new product introductions by SolarWinds or its competitors; (f) changes in SolarWinds' pricing policies or those of its competitors; and (f) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012 filed on February 19, 2013. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.

About SolarWinds
SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide - from Fortune 500 enterprises to small businesses. We work to put our users first and remove the obstacles that have become “status quo” in traditional enterprise software.  SolarWinds products are downloadable, easy to use and maintain, and provide the power, scale, and flexibility needed to address users’ management priorities. Our online user community, thwack, is a gathering-place where tens of thousands of IT pros solve problems, share technology, and participate in product development for all of SolarWinds’ products.  Learn more today at http://www.solarwinds.com.
SolarWinds, SolarWinds & Design, Confio and Confio Ignite are registered trademarks of SolarWinds. All other SolarWinds and Confio marks are the exclusive property of SolarWinds, may be pending registration with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.

Investors:	Media:
Dave Hafner Phone: 512.682.9867 ir@solarwinds.com	Tiffany Nels Phone: 512.682.9545 pr@solarwinds.com